Exhibit 3.73

CERTIFICATE OF FORMATION

OF

ROYAL STREET COMMUNICATIONS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:  The name of the limited liability company (hereinafter called the “limited liability company”) is Royal Street Communications, LLC.

SECOND:  The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Corporate Research, Ltd., 615 South DuPont Highway, in the City of Dover County of Kent, Delaware 19901.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Royal Street Communications, LLC, this 22nd day of November, 2004.

/s/ Michael Littenberg
Name: Michael Littenberg
Title: Authorized Person

STATE OF DELAWARE CERTIFICATE OF AMENDMENT
1.	Name of Limited Liability Company:
Royal Street Communications, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
“Article I The name of the company shall be MetroPCS Networks, LLC.”
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 22nd day of December , A.D. 2010 .

By:	/s/ Roger D. Linquist
Authorized Person(s)

Name:	Roger D. Linquist
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